                               AMAX GOLD INC.

                                May 12, 1994

                                                     Paul J. Hemschoot, Jr.
                                                         Vice President
                                                  Secretary and General Counsel

Amax Gold Inc.
9100 East Mineral Circle
Englewood, CO 80112

Re: Registration Statement on Form S-8; 1,000,000 Shares of Common Stock; To Be Issued Pursuant to the Thrift Plan for the Employees of Amax Gold Inc. and Its Subsidiaries, Effective April 1, 1994 (the "Thrift Plan")

Gentlemen:

As Vice President and General Counsel to Amax Gold Inc. (the "Company"), I have acted as counsel to the Company with respect to the registration of 1,000,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock") described in the above-referenced Registration Statement on Form S-8 being filed with the Securities and Exchange Commission concurrently herewith the ("Registration Statement"). In connection therewith, I have participated in the preparation, authorization, execution and filing of the Registration Statement, the preparation, authorization, execution and implementation of the Thrift Plan (as well as a predecessor plan which was effective November 15, 1993 and was superseded by the Thrift Plan) and the authorization of the shares of Common Stock issued and to be issued pursuant to the terms of the Thrift Plan and its predecessor plan (the "Shares").

In addition, as Secretary of the Company I have custody of the essential corporate records of the Company, including records of the proceedings of the Company's Board of Directors authorizing the adoption of Thrift Plan (as well as its predecessor plan) and the issuance of the Shares pursuant to the terms of the Thrift Plan and its predecessor plan.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and when issued and sold as contemplated in the Registration Statement and in accordance with the terms of the Plan, will be validly issued as fully paid and non-assessable shares of Common Stock of the Company. Those Shares which have been issued as matching company contributions pursuant to the terms of the predecessor plan are also duly authorized and validly issued as fully paid and non-assessable shares of Common Stock of the Company.

In giving this opinion, I am acting as a member of the Bar of the State of New York, and my opinion is limited to the laws of that State, the federal laws of the United States of America and the general corporate laws of the State of Delaware.

I hereby consent to be named in the Registration Statement and in the prospectus constituting a part thereof, as amended from time to time, as the attorney who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this Opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange
Commission.

                                      Very truly yours,

                                      /s/ Paul J. Hemschoot, Jr.
                                      Vice President, Secretary and
                                      General Counsel

PJH:mr



   9100 East Mineral Circle, P.O. Box 6940, Englewood, Colorado 80155 USA
             Telephone (303) 643-5540  Facsimile (303) 643-5506